Exhibit 4.2

SOUTHSIDE BANCSHARES, INC.

Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 14, 2025

to

the Indenture

Dated as of August 14, 2025

7.00% Fixed-to-Floating Rate
Subordinated Notes due 2035

TABLE OF CONTENTS

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 14, 2025, between SOUTHSIDE BANCSHARES, INC., a Texas corporation (the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (“Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered a Subordinated Debt Securities Indenture dated as of August 14, 2025 (the “Base Indenture” and, as supplemented and amended by this Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Base Indenture.

The Company desires to issue and sell on the date hereof One Hundred Fifty Million Dollars ($150,000,000) aggregate principal amount of a new series of Securities of the Company under the Base Indenture designated as its 7.00% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”), the form and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture, and such issuance and sale have been authorized by resolutions duly adopted by the Board of Directors of the Company.

The Company desires to establish the terms of the Notes.

The Company acknowledges that all things necessary to make this Supplemental Indenture a legal, binding and enforceable instrument, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the legal, binding and enforceable obligations of the Company in accordance with their terms and the terms of the Base Indenture, have been done.

The Company has complied with all conditions precedent provided for in the Base Indenture relating to this Supplemental Indenture. The Company has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article I
SCOPE OF SUPPLEMENTAL INDENTURE

Section 1.01           Scope.

This Supplemental Indenture constitutes an indenture supplemental to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions hereof and thereof are contained in one instrument. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. Except as expressly amended by the Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Supplemental Indenture shall only apply to the Notes.

Article II
DEFINITIONS

Section 2.01           Definitions and Other Provisions of General Application. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)	all terms used in this Supplemental Indenture which are not otherwise defined herein shall have the meanings assigned to them in the Base Indenture and include the plural as well as the singular; and

(2)	Section 1.01 of the Base Indenture is amended and supplemented by inserting the following additional defined terms in their appropriate alphabetical positions (and, in the case of any defined term which is duplicated in Section 1.01 of the Base Indenture, by deleting the duplicate definition set forth in such Section 1.01 in its entirety):

“Additional Notes” has the meaning specified in Section 3.02(b).

“Administrative or Judicial Action” has the meaning specified in the definition of “Tax Event.”

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time for any Interest Period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three- Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such Interest Period and any subsequent Interest Periods.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)	the sum of (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(4)	the sum of (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, timing and frequency of determining rates with respect to each Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible and provides written notice of such determination to the Calculation Agent;

(2)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or any place of payment are authorized or required by law, regulation or executive order to close; provided, that, when used in connection with an amount that bears interest at a rate based on SOFR or Term SOFR or any direct or indirect calculation or determination of SOFR or Term SOFR, the term “business day” means any such day that is also a U.S. Government Securities Business Day.

“Calculation Agent” means initially, for the Floating Rate Period, Wilmington Trust, National Association.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each interest period) being established by the Calculation Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)	if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread specified in Section 3.02(e)(ii).

“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Designated Senior Indebtedness” means any Senior Indebtedness that expressly provides that it is “designated senior indebtedness” for purposes of the Indenture, provided that the instrument, agreement or other document creating or evidencing such Senior Indebtedness may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

“Dollar” or “$” means such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

“DTC” means The Depository Trust Company.

“Existing Company Subordinated Indebtedness” means the Company’s 3.875% Fixed-to-Floating Rate Subordinated Notes due 2030 outstanding as of the date of this Supplemental Indenture.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or any successor federal banking agency.

“Federal Reserve Bank of New York’ s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this Supplemental Indenture or incorporated by reference herein.

“Fixed Rate Interest Payment Date” has the meaning specified in Section 3.02(e)(i), and shall constitute an “Interest Payment Date.”

“Fixed Rate Period” has the meaning specified in Section 3.02(e)(i).

“Floating Rate Interest Payment Date” has the meaning specified in Section 3.02(e)(ii), and shall constitute an “Interest Payment Date.”

“Floating Rate Period” has the meaning specified in Section 3.02(e)(ii).

“Interest Period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date to, but excluding, the applicable Interest Payment Date for such period (or the Maturity Date or earlier Redemption Date, if applicable).

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the Calculation Agent for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means August 14, 2025.

“Material Subsidiary” means Southside Bank or any successor thereof or any of the Company’s Subsidiaries that is a depository institution and that has consolidated assets equal to 80% or more of the Company’s consolidated assets.

“Maturity Date,” with respect to the principal of the Notes, has the meaning specified in Section 3.02(d), which date shall constitute the “Stated Maturity” thereof.

“Payment Blockage Notice” has the meaning provided in Section 5.02(b).

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, or (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“Representative” means the (a) indenture trustee or other trustee, agent or representative for any Senior Indebtedness or (b) with respect to any Senior Indebtedness that does not have any such trustee, agent or other representative, (i) in the case of such Senior Indebtedness issued pursuant to an agreement providing for voting arrangements as among the holders or owners of such Senior Indebtedness, any holder or owner of such Senior Indebtedness acting with the consent of the required Persons necessary to bind such holders or owners of such Senior Indebtedness and (ii) in the case of all other such Senior Indebtedness, the holder or owner of such Senior Indebtedness.

“Senior Indebtedness” means, without duplication, the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company, whether any such indebtedness exists as of the date of the Indenture or is created, incurred or assumed after such date: (i) all obligations for borrowed money; (ii) all obligations evidenced by debentures, notes, debt securities or other similar instruments; (iii) all obligations in respect of letters of credit, security purchase facilities or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (v) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company; (vi) obligations associated with derivative products including, but not limited to, interest rate and currency future or exchange contracts, foreign exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, options, interest rate future or option contracts, commodity contracts, and similar arrangements; (vii) purchase money debt and similar obligations; (viii) obligations to general creditors of the Company; (ix) a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Company which obligation is incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith; (x) all obligations of the type referred to in the foregoing subclauses above of other Persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with GAAP; and (xi) any renewals, amendments, deferrals, supplements, extensions, refundings or replacements of any of the foregoing. Senior Indebtedness excludes: (v) any such indebtedness, obligation or liability referred to above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Notes, or ranks pari passu with the Notes, including the Existing Company Subordinated Indebtedness and any other subordinated notes issued pursuant to the Base Indenture or the Indenture; (w) any such indebtedness, obligation or liability that is subordinated to indebtedness of the Company to substantially the same extent as, or to a greater extent than, the Notes are subordinated; (x) any indebtedness to a Subsidiary; (y) any trade account payables in the ordinary course of business; and (z) the Notes. Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other applicable regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in this definition of “Senior Indebtedness” will have the meaning as described in that rule or interpretation.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or any successor administrator), on the Federal Reserve Bank of New York’s Website.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (1) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (2) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); or (3) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the Issue Date, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR as published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Three-Month Term SOFR selected by the Calculation Agent in its reasonable discretion).

“Three-Month Term SOFR” means Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Interest Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred- thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Interest Period”, timing and frequency of determining Three-Month Term SOFR with respect to each Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of (1) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the Issue Date, (2) any proposed change in those laws, rules or regulations that is announced or becomes effective after the Issue Date, or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the Issue Date, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent), for purposes of the capital adequacy rules or regulations of the Federal Reserve as then in effect and applicable to the Company, for so long as any Notes are outstanding.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Article III
FORM AND TERMS OF THE NOTES

Section 3.01           Form and Dating.

(a)            The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by its Chief Executive Officer, its President, its Chief Financial Officer, one of its Vice Presidents or its Treasurer.

(b)            The terms contained in the Notes shall constitute, and are hereby expressly made, a part of the Base Indenture as supplemented by this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02           Terms. The following terms relating to the Notes are hereby established:

(a)            Title. The Notes shall constitute a series of Securities having the title “7.00% Fixed-to-Floating Rate Subordinated Notes due 2035” and the CUSIP number 84470PAG4.

(b)            Principal Amount. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture on the Issue Date shall be ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000). If no Event of Default has occurred and is continuing with respect to the Notes, the Company may, from time to time, without notice to or the consent of the Holders, create and issue additional notes (“Additional Notes”) pursuant to the Indenture ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such Additional Notes and the first payment of interest following the issue date of such Additional Notes); provided, however, that a separate CUSIP number will be issued for any such Additional Notes unless such Additional Notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of DTC. The Notes and any Additional Notes shall constitute a single series under the Indenture. All references to the Notes shall include any Additional Notes, unless the context otherwise requires.

(c)            Person to Whom Interest Is Payable. Defaulted Interest may be paid as provided in Section 3.07 of the Base Indenture. However, interest that is paid on the Maturity Date will be paid to the Person to whom the principal is payable.

(d)            Maturity Date. The entire outstanding Principal of the Notes shall be payable on August 15, 2035 (the “Maturity Date”).

(e)            Interest.

(i)            The Notes will bear interest at a fixed rate of 7.00% per annum from and including August 14, 2025, to but excluding August 15, 2030, or earlier Redemption Date (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2026 (each such date, a “Fixed Rate Interest Payment Date”). The last Fixed Rate Interest Payment Date shall be August 15, 2030, unless the Notes are earlier redeemed. The interest payable during the Fixed Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date.

(ii)            The Notes will bear interest at a floating interest rate from and including August 15, 2030, to but excluding the Maturity Date or earlier Redemption Date (the “Floating Rate Period”). The floating interest rate will be reset for each Interest Period in the Floating Rate Period, and the interest rate for each such Interest Period shall be equal to the then-current Three-Month Term SOFR for such Interest Period plus 357 basis points, provided that if Three-Month Term SOFR (or other applicable Benchmark) is less than zero for any Interest Period during the Floating Rate Period, then Three-Month Term SOFR (or other such Benchmark) shall be deemed to be zero for such Interest Period. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2030 (each such date, a “Floating Rate Interest Payment Date” and, together with each Fixed Rate Interest Payment Date, each an “Interest Payment Date”). The last Floating Rate Interest Payment Date shall be August 15, 2035, unless the Notes are earlier redeemed. The interest payable during the Floating Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date. The Calculation Agent will provide the Company and the Trustee with the interest rate in effect for each Interest Period during the Floating Rate Period promptly after the Reference Time therefor (or other date of determination for the applicable Benchmark).

(iii)            The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed. In the event that any scheduled Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, then payment shall be made as provided in Section 1.13 of the Base Indenture; provided, that if any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv)            The Company shall take such actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate Three-Month Term SOFR in respect of each Floating Rate Period. The calculation of Three-Month Term SOFR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent, which shall not be the Trustee. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent.

(v)            Effect of Benchmark Transition Event and Benchmark Replacement Date.

(1)            If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any Interest Period during the Floating Rate Period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during such Interest Period and all subsequent Interest Periods.

(2)            Notwithstanding anything set forth in clause (ii) above, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the relevant Reference Time with respect to Three- Month Term SOFR, then the provisions set forth in this clause (v) will thereafter apply to all determinations of the rate or interest payable on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each Interest Period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus the spread specified in clause (ii) above.

(3)            The Company and the Calculation Agent are expressly authorized to make determinations, decisions and elections under the terms of the Notes, including with respect to the use of any Benchmark Replacement for the Floating Rate Period and under this clause (v). Any determination, decision or election that may be made by the Company or by the Calculation Agent under the terms of the Notes, including any determination with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period, any determination under the benchmark transition provisions, any determination of a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) will be conclusive and binding on the Holders and the Trustee absent manifest error, (B) if made by the Company, will be made in the Company’s sole discretion, (C) if made by the Calculation Agent, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects, and (D) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders or the Trustee. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Company will make such determination, decision or election on the same basis as described above.

(vi)            The Company (or its Calculation Agent) shall notify the Trustee in writing (1) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (2) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event.

(vii)            The Trustee (including in its capacity as Paying Agent) shall have no (1) responsibility or liability for (A) Three-Month Term SOFR Conventions, (B) selection of an alternative reference rate to Three-Month Term SOFR (including whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (C) determination or calculation of a Benchmark Replacement, or (D) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (A) through (D) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its Calculation Agent, as applicable, or (2) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark as described in the definition thereof, including as a result of the Company’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company or its Calculation Agent regarding any Benchmark or Benchmark Replacement, including in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes.

(viii)            If the then-current Benchmark is Three-Month Term SOFR and any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

(f)            Place of Payment of Principal and Interest. So long as the Notes are issued in the form of one or more Global Securities, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the Notes by wire transfer in immediately available funds to DTC or its nominee, in accordance with applicable procedures of DTC. If the Notes are not so issued, the Company may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the Notes by check mailed to the address of the Holder specified in accordance with Sections 3.02(e)(i) or (e)(ii).

(g)           Redemption. The Notes are not subject to redemption or prepayment at the option of the Holders.

The Notes shall be redeemable at the option of the Company, in whole or in part from time to time, beginning with the Interest Payment Date on August 15, 2030, and on any Interest Payment Date thereafter, subject to obtaining the prior approval of the Federal Reserve, to the extent such approval is then required under the rules of the Federal Reserve.

In addition, the Company may, at its option, redeem the Notes at any time before the Maturity Date, in whole but not in part, subject to obtaining the prior approval of the Federal Reserve, to the extent such approval is then required under the rules of the Federal Reserve, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.).

The Notes may not otherwise be redeemed prior to the Maturity Date.

The Redemption Price shall equal 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company. The provisions of Article XI of the Base Indenture shall apply to any redemption of the Notes, except that: the reference to “not less than 30 nor more than 60 days” in Section 11.04 of the Base Indenture shall be replaced with “not less than 10 nor more than 60 days”. Any partial redemption will be made in accordance with DTC’s applicable procedures among all Holders. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state, in addition to the information specified in Section 11.04 of the Base Indenture, that such redemption is a partial redemption, the portion of the principal amount thereof to be redeemed, and that a replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

The Company’s election to redeem the Notes upon the occurrence of any of the enumerated events above will be provided to the Trustee in the form of an Officers’ Certificate at least 60 days prior to the Redemption Date, or such shorter notice as may be acceptable to the Trustee. In case of any such election, notice of redemption must be provided to the Holders of the Notes not less than ten nor more than 60 days prior to the Redemption Date. If the Company elects to rescind or delay such notice of redemption, the Company shall provide written notice to the Trustee and each Holder of the Notes prior to the close of business on a day that is at least one Business Day prior to the Redemption Date in the same manner in which the notice of redemption was given. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed as provided in such notice.

(h)           Sinking Fund. There shall be no sinking fund for the Notes.

(i)            Conversion and Exchange. The Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of the Company or its Subsidiaries.

(j)            Denomination. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(k)           Currency of the Notes. The Notes shall be denominated, and the principal thereof and interest thereon shall be payable, in Dollars.

(l)            Registered Form. The Notes shall be issuable as Global Securities, and DTC (or any successor thereto or successor depositary appointed by the Company within 90 days of the termination of services of DTC) shall be the depositary for the Notes. Sections 3.04 and 3.07 of the Base Indenture shall apply to the Notes.

(m)          Events of Default. The Events of Default provided for in Section 5.01 of the Base Indenture shall apply to the Notes, provided that:

(i)            clause (3) thereof shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“(3) [reserved];”

(ii)            clause (5) thereof shall be deleted in its entirety and the following shall be inserted in lieu thereof (and shall constitute “Events of Default”):

“(5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 90 days; or”

(iii)            clause (6) thereof shall be deleted in its entirety and the following shall be inserted in lieu thereof (and shall constitute “Events of Default”):

“(6) the Company pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of any order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) is generally unable to pay its debts as they become due; or”

(iv)            clause (7) thereof shall be deleted in its entirety and the following shall be inserted in lieu thereof (and shall constitute “Events of Default”):

(7) appointment of a Custodian for the Material Subsidiary (an event of default specified in clause (5), (6) or (7), a “Bankruptcy Default”).”

(n)            Acceleration of Maturity. Section 5.02 of the Base Indenture shall apply to the Notes, except that the first paragraph thereof shall be deleted in its entirety and the following text inserted in lieu thereof:

“If a Bankruptcy Default occurs and is continuing, then the principal amount of all the Notes, together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity of the Notes shall not otherwise be accelerated as a result of an Event of Default.”

(o)            No Collateral. The Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(p)            Satisfaction and Discharge; Defeasance. Articles IV and XIII of the Base Indenture shall apply to the Notes.

(q)            No Additional Amounts. In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (whether as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

(r)            Notices to Holders. Any notices required to be given to Holders shall be given to a Responsible Officer of the Trustee. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption) to a Holder (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.

(s)            Additional Terms. Other terms applicable to the Notes are as otherwise provided for in the Base Indenture, as supplemented by this Supplemental Indenture, including Articles IV and V hereof.

Article IV
AMENDMENTS AND WAIVERS

Without limiting the generality of Section 1.01, Sections 4.01 and 4.02 shall replace Section 9.01 and 9.02, respectively, of the Base Indenture with respect to the Notes only.

Section 4.01           Without Consent of Holders. Without the consent of any Holder, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a)            to evidence the succession of another Person to the Company under the Indenture and the Securities and the assumption by such successor Person of the obligations of the Company hereunder;

(b)           to add covenants and Events of Default for the benefit of the Holders of all or any series of such Notes or to surrender any right or power conferred by the Indenture upon the Company or to make any change that does not adversely affect the legal rights hereunder of any Holder in any material respect;

(c)           to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination shall become effective only after there are no such Notes of any series entitled to the benefit of such provision Outstanding;

(d)           to establish the forms or terms of the Notes of any series issued hereunder;

(e)           to cure any ambiguity or omission or to correct any defect or inconsistency in the Indenture, or to conform the text of this Supplemental Indenture or the Notes to the description of the Notes in the prospectus or prospectus supplement relating thereto;

(f)            to evidence the acceptance of appointment by a successor Trustee with respect to one or more series of Notes or otherwise;

(g)           to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(h)           to provide for uncertificated Notes in addition to certificated Notes, or otherwise to alter the provisions of Articles II and III of the Base Indenture, including to facilitate the issuance, legending or transfer of the Notes, in a manner that does not materially adversely affect any Holder and does not result in any violation of applicable securities law;

(i)            to supplement any provisions of the Indenture necessary to permit or facilitate a defeasance, covenant defeasance or discharge of any series of Notes, provided that such action does not adversely affect the interests of the Holders of Notes of such series or any other series; and

(j)            to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Notes may be listed or traded; or

(k)            to implement any Three-Month Term SOFR Conventions or any benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof).

Section 4.02           With Consent of Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of all outstanding Notes affected by such supplemental indenture (voting as one class), the Company and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture, or modifying in any manner the rights of Holders of Notes of such series under the Indenture; provided that the Company and the Trustee may not, without the consent of the Holder of each Notes affected thereby:

(a)            change the Stated Maturity of the principal of, or any installment of principal of or interest, if any, on, any Note, or reduce the principal amount thereof or premium, if any, on or the rate of interest thereon, or adversely affect any right to convert or exchange any Note into any other security, or alter the method of computation of interest, or make any Note payable in money other than that stated in such Note;

(b)            reduce the percentage in principal amount of Note required for any such supplemental indenture or for any waiver provided for in the Indenture;

(c)            alter the method of computation of interest;

(d)           change the Company’s obligation to maintain an office or agency for payment of Notes and the other matters specified herein;

(e)            make the Notes payable in money other than that stated in the Notes;

(f)            change the Company’s obligation to maintain an office or agency for payment of the Notes and the other matters specified in the Indenture;

(g)           impair the right to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on, any Note;

(h)           modify the provisions of the Indenture with respect to the subordination of any Note in a manner adverse to the Holder thereof; or

(i)            modify any of the provisions of the Indenture relating to the execution of supplemental indentures with the consent of Holders of Notes which are discussed in this Section or modify any provisions relating to the waiver by Holders of Notes of past defaults and covenants, except to increase any required percentage or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

In addition, the Holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by the Company with terms, conditions, and provisions of the Indenture, as well as any past default and the consequences of the default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Note.

Article V
[RESERVED]

Article VI
CONSOLIDATION, MERGER CONVEYANCE, TRANSFER OR LEASE

Without limiting the generality of Section 1.01, Sections 6.01 and 6.02 shall replace Section 8.01 and 8.02, respectively, of the Base Indenture with respect to the Notes only.

Section 6.01           Company May Consolidate, Etc., Only on Certain Terms

The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge into any other Person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Subsidiaries’ properties and assets, taken as a whole, to any other Person, unless:

(a)            the Person formed by such consolidation or into which the Company is merged or the Person which acquires by sale, conveyance or transfer or other disposition, or which leases, all or substantially all of such properties and assets shall be a Corporation, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every other covenant of the Indenture on the part of the Company to be performed or observed;

(b)            immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Default or Event of Default shall have occurred and be continuing;

(c)            if, as a result of any such consolidation or merger or such conveyance, transfer or lease, such properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby and such encumbrances shall be deemed to be permitted by the Indenture; and

(d)            the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

For clarity, this Section and Section 6.02 shall not apply to the merger of any Person into the Company, provided that the Company is the surviving entity of such merger.

Section 6.02           Successor Substituted. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company in accordance with Section 6.02, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company herein and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Indenture and the Notes and may liquidate and dissolve.

Article VII
SUBORDINATION OF SECURITIES

Without limiting the generality of Section 1.01, this Article VII shall replace Article XIV of the Base Indenture with respect to the Notes only.

Section 7.01           Notes Subordinate to Senior Indebtedness. The Company covenants and agrees, and each Holder of a Note, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article VII, the indebtedness represented by the Notes and the payment of the principal of (and premium, if any) and interest on each and all of the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness.

Section 7.02           Payment Over of Proceeds Upon Dissolution, Etc.

In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in money or money’s worth, before the Holders of the Notes are entitled to receive any payment on account of principal of (or premium, if any) or interest on the Notes, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Notes in any such case, proceeding, dissolution, liquidation or other winding up or event.

In the event that, notwithstanding the foregoing provisions of this Section 7.02, the Trustee or the Holder of any Note shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, before all Senior Indebtedness is paid in full or payment thereof provided for, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

For purposes of this Article VII only, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment which are subordinated in right of payment to all Senior Indebtedness which may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Securities are so subordinated as provided in this Article VII. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article VI shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company for the purposes of this Section 7.02 if the Person formed by such consolidation or into which the Company is merged or which acquires by conveyance or transfer such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Article VI.

Section 7.03           Prior Payment to Senior Indebtedness Upon Acceleration of Notes.

In the event that any Notes are declared due and payable before their Stated Maturity, then and in such event the holders of Senior Indebtedness outstanding at the time such Notes so become due and payable shall be entitled to receive payment in full of all amounts due or to become due on or in respect of such Senior Indebtedness, or provision shall be made for such payment in money or money’s worth, before the Holders of the Notes are entitled to receive any payment by the Company on account of the principal of (or premium, if any) or interest on the Notes or on account of the purchase or other acquisition of Notes.

In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Note prohibited by the foregoing provisions of this Section 7.03, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Company.

The provisions of this Section shall not apply to any payment with respect to which Section 7.02 would be applicable.

Section 7.04           No Payment When Senior Indebtedness in Default.

In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing and shall have resulted in such Senior Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Notes or on account of the purchase or other acquisition of Notes.

In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Note prohibited by the foregoing provisions of this Section 7.04, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Company.

The provisions of this Section7.04 shall not apply to any payment with respect to which Section 7.02 would be applicable.

Section 7.05           Payment Permitted If No Default.

Nothing contained in this Article VII or elsewhere in this Indenture or in any of the Notes shall prevent the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshalling of assets and liabilities of the Company referred to in Section 7.02 or under the conditions described in Section 7.03 or 7.04, from making payments at any time of principal of (and premium, if any) or interest on the Notes.

Section 7.06           Subrogation to Rights of Holders of Senior Indebtedness.

Subject to the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to indebtedness of the Company to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article VII, and no payments over pursuant to the provisions of this Article VII to the holders of Senior Indebtedness by Holders of the Notes or the Trustee, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

Section 7.07           Provisions Solely to Define Relative Rights.

The provisions of this Article VII are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article VII or elsewhere in this Supplemental Indenture or in the Notes is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Article VII of the holders of Senior Indebtedness, is intended to rank equally with all other general obligations of the Company), to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holder.

Section 7.08           Trustee to Effectuate Subordination.

Each Holder of a Note by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article VII and appoints the Trustee his attorney-in-fact for any and all such purposes.

Section 7.09           No Waiver of Subordination Provisions.

No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Supplemental Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article VII or the obligations hereunder of the Holders of the Notes to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

Section 7.10           Notice to Trustee.

The Company shall give prompt written notice to the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the Notes. Notwithstanding the provisions of this Article or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Notes, unless and until the Trustee shall have received written notice thereof from the Company or a holder of Senior Indebtedness or from any trustee therefor; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Section 6.01 of the Base Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 7.10 at least three Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (and premium, if any) or interest on any Note), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within three Business Days prior to such date.

Subject to the provisions of Section 6.01 of the Base Indenture, the Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a trustee therefor) to establish that such notice has been given by a holder of Senior Indebtedness (or a trustee therefor). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article VII, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 7.11           Reliance on Judicial Order or Certificate of Liquidating Agent.

Upon any payment or distribution of assets of the Company referred to in this Article VII, the Trustee, subject to the provisions of Section 6.01 of the Base Indenture, and the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VII.

Section 7.12           Trustee Not Fiduciary for Holders of Senior Indebtedness.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to Holders of Notes or to the Company or to any other Person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Article VII or otherwise.

Section 7.13           Rights of Trustee as Holder of Senior Indebtedness; Preservation of Trustee’s Rights.

The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article VII with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Supplemental Indenture shall deprive the Trustee of any of its rights as such holder.

Nothing in this Article shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.07 of the Base Indenture.

Section 7.14           Article Applicable to Paying Agents.

In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article VII in addition to or in place of the Trustee; provided, however, that Section 7.13 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

Section 7.15           Certain Conversions Deemed Payment.

For the purposes of this Article VII only, the payment, issuance or delivery of cash, property or securities (other than junior securities) upon conversion of a Note shall be deemed to constitute payment on account of the principal of such Note. For the purposes of this Section 7.15, the term “junior securities” means (a) shares of any stock of any class of the Company and (b) securities of the Company which are subordinated in right of payment to all Senior Indebtedness which may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in this Article VII.

Section 7.16           Trust Moneys Not Subordinated.

Notwithstanding anything contained herein to the contrary, payments from moneys or the proceeds of U.S. Government Obligations held in trust under Article XIII of the Base Indenture by the Trustee for the payment of principal of, premium, if any, and interest on the Notes from the date of deposit (if made in compliance with this Supplemental Indenture) shall not be subordinated to the prior payment of any Senior Indebtedness or subject to the restraints set forth in this Article VII, and none of the Holders shall be obligated to pay over any such amount to the Company or any holder of Senior Indebtedness of the Company or any other creditor of the Company.

Article VIII
MISCELLANEOUS

Section 8.01           Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Supplemental Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or excluded, as the case may be. Whenever this Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

Section 8.02           GOVERNING LAW. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the state of New York.

Section 8.03           Ratification. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Supplemental Indenture.

Section 8.04           Effectiveness. The provisions of this Supplemental Indenture shall become effective as of the date hereof.

Section 8.05           USA PATRIOT Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SOUTHSIDE BANCSHARES, INC., as the Company

By:	/s/ Julie N. Shamburger
Name: Julie N. Shamburger
Title: Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael H. Wass
Name: Michael H. Wass
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, (II) BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR (III) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOUTHSIDE BANCSHARES, INC.

7.00% Fixed-to-Floating Rate Subordinated Notes due 2035

No. [_]	CUSIP: 84470PAG4
$150,000,000	ISIN: US84470PAG46

SOUTHSIDE BANCSHARES, INC., a Texas corporation (together with any successor Corporation under the Indenture hereinafter referred to, the “Company”), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) on August 15, 2035 (the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from and including August 14, 2025, to but excluding August 15, 2030, unless redeemed prior to such date (such period, the “Fixed Rate Period”), at a rate of 7.00% per annum, semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2026 (each such date, a “Fixed Rate Interest Payment Date”) and (ii) from and including August 15, 2030, to but excluding the Stated Maturity Date, unless redeemed on or subsequent to August 15, 2030, but prior to the Stated Maturity Date (such period, the “Floating Rate Period”), at a rate equal to Three-Month Term SOFR, reset quarterly, plus 357.0 basis points, or such other rate as may be determined pursuant to the Supplemental Indenture hereinafter referred to, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2030, and ending on the Stated Maturity Date or earlier Redemption Date (each such date, a “Floating Rate Interest Payment Date” and, together with each Fixed Rate Interest Payment Date, each an “Interest Payment Date”). The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed. If any Interest Payment Date or the Stated Maturity Date falls on a day that is not a Business Day, payment may be made on the next succeeding Business Day and no interest on such payment will accrue for the period of such delay; provided that if any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and in each such case the amount payable on such Business Day will include interest accrued to but excluding such Business Day. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

Payment of the principal of and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

SOUTHSIDE BANCSHARES, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated and referred to in the within-mentioned Indenture.

Date of authentication:

August 14, 2025	WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

REVERSE OF NOTE

SOUTHSIDE BANCSHARES, INC.

7.00% Fixed-to-Floating Rate Subordinated Notes due 2035

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “7.00% Fixed-to-Floating Rate Subordinated Notes due 2035” (the “Notes”) initially issued in an aggregate principal amount of $150,000,000 on August 14, 2025. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Indenture dated as of August 14, 2025 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as Trustee (together with any successor trustee, the “Trustee”), as supplemented and amended by the First Supplemental Indenture dated as of August 14, 2025, between the Company and the Trustee (the “Supplemental Indenture” and the Base Indenture as supplemented and amended by the Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the provisions of this Note shall govern to the extent that such provisions of this Note are not inconsistent with (i) the provisions of the Supplemental Indenture or (ii) the provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The indebtedness of the Company evidenced by the Notes, including the principal thereof and interest thereon, (i) to the extent and in the manner set forth in the Indenture, is subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, on the terms and subject to the terms and conditions set forth in the Indenture, and (ii) shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company that is not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to be treated as Tier 2 Capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve”) as applicable to the Company and as the same may be amended or supplemented from time to time. If an Event of Default with respect to the Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article V of the Base Indenture and Section 3.02(m) and (n) of the Supplemental Indenture. Accordingly, the Holder has no right to accelerate the maturity of this Note in the event that the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (the “Redemption Price”) to, but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after August 15, 2030. The Company may also, at its option, redeem the Notes before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article XI of the Base Indenture and Section 3.02(g) of the Supplemental Indenture shall apply to the redemption of any Notes by the Company.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and to waive certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register described in Section 3.05 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed, by the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole (i) by The Depository Trust Company (the “Depositary”) to a nominee of the Depositary, (ii) by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or (iii) by the Depositary or a nominee of the Depositary to a successor depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of individual certificates and will not be considered Holders. None of the Company, the Trustee, the Security Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Security Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 3.05 of the Base Indenture and Section 3.02(f) of the Supplemental Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of individual certificates, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of an individual certificate in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of individual certificates will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures.

The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

This Note shall be governed by and construed in accordance with the law of the state of New York.

ASSIGNMENT FORM

To assign the within Security, fill in the form below:

I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Security on the books of Southside Bancshares, Inc. The agent may substitute another to act for it.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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